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                                                                    Exhibit 11.1

                        MICROELECTRONIC PACKAGING, INC.
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
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
                                              Three months ended June 30,            Six months ended June 30,
                                              ----------------------------         ----------------------------
                                                 1996              1995               1996               1995
                                              ------------    ------------         ------------    ------------
Net income (loss)                             $   610,000     $(1,833,000)         $ 1,175,000     $(2,393,000)
                                              ------------    ------------         ------------    ------------
Weighted average shares outstanding:
  Common stock and common stock equivalents     5,746,000       4,660,000            5,327,000       4,660,000
                                              ------------    ------------         ------------    -----------
Net income (loss) per common share            $      0.11     $     (0.39)         $      0.22     $     (0.51)
                                              ============    ============         ============    ===========

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